Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We have issued our reports dated September 5, 2003, accompanying the consolidated financial statements of Mentorix Technologies, Inc. for the eight month period ended August 31, 2003 and the two year period ended December 31, 2002 included in the Current Report of Lionbridge Technologies, Inc. on Form 8-K dated December 1, 2003. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lionbridge Technologies, Inc. on Forms S-3 (File Nos. 333-106693, 333-107753, 333-106309 and 333-105446 and in the Registration Statements of Lionbridge Technologies, Inc. on Form S-8 (File Nos. 333-66720, 333-91179, 333-49802, 333-38996 and 333- 98415).

/s/ Grant Thornton

Mumbai, India

December 1, 2003